Filed in the Office of	Business Number E0165072009-8
Barbara K. Cegavske	Filing Number 20201118518
Secretary of State State Of Nevada	Filed On 12/22/2020 1:46:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: PetVivo Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20091040056
2. Document:	Name of document with inaccuracy or defect: Certificate of Amendment
3. Filing Date:	Filing date of document which correction is being made: 10/23/2020
4. Description:	Description of inaccuracy or defect: The Certificate of Amendment does not have the correct effective date and time and does not specify that Article III and Article Fourth of the Articles is being amended.
5. Correction:	Correction of inaccuracy or defect: Exhibit A - Article Three and Article Fourth of PetVivo Holdings, Inc. Articles of Incorporation is amended as follows effective as of 5:00 pm Eastern time ("Effective Time") on December 29, 2020 (the "Effective Date"): Continued on next page.
6. Signature: (Required)	X [signature] Signature — 12/22/2020 Date

This form must be accompanied by appropriate fees.

EXHIBIT A (continued)

The authorized capital stock of the corporation shall be as follows:

(i) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.001 per share ("Common Stock"), and

(ii) Twenty Million (20,000,000) shares of preferred stock, par value $.001 per share, which the Board of Directors has authority to issue in one or more series, with such rights (including dividend, voting and conversion), preferences and designations as the Board of Directors deems necessary or advisable without any further action by the shareholders of the corporation.

Each four shares of the Company's Common Stock issued and outstanding on the Effective Date shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof (the "Reverse Stock Split") at the Effective Time. No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, but rather any fractional share will be rounded up to the next whole share. Each certificate that prior to such combination represented shares of Common Stock ("Old Certificate") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate have been combined, subject to the foregoing treatment of fractional interests